Exhibit 10.13

Bank of America

LOAN AGREEMENT

This Agreement dated as of October 29, 2012, is between Bank of America, NA (the “Bank”) and WAYFAIR LLC. Delaware limited liability company, (the “Borrower”).

1.    FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1    Line of Credit Amount.

(a)
During the availability period described below, the Bank will provide a line of credit to the Borrower (“Facility No. 1”).  The amount of the Facility No 1 commitment (the “Facility No. 1 Commitment”) is Ten Million and 00/100 Dollars ($10,000,000.00).  As of the date hereof, FIA Services, Inc. has agreed to provide a card program to the Borrower (“Card Program”) in the amount of Ten Million Dollars ($10,000,000.00).  In no event shall the Facility No. 1 Commitment together with the commitment under the Card Program exceed at any time Twenty Million Dollars ($20,000,000.00).

(b)
The Facility No. 1 is a revolving line of credit.  During the availability period, the Borrower may repay principal amounts and reborrow them subject to the maximum amount limitations set forth in paragraph (a) above.

(c)
The Borrower agrees not to permit the principal balance outstanding under Facility No. 1 to exceed the Facility No. 1 Commitment as such commitment may be reduced from time to time by the Card Program.  If the Borrower exceeds the applicable limitation, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2    Availability Period.  The Facility No. 1 is available between the date of this Agreement and October 28, 2013, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).

The availability period for this line of credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the Facility No. 1 (the “Renewal Notice”).  If the Facility No. 1 is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice (as such modified terms are agreed to by the Borrower).  If the Facility No. 1 is renewed, the term “Facility No. 1 Expiration Date shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of the Facility No. 1.  A renewal fee may be charged at the Bank’s option.  The amount of the renewal fee will be specified in the Renewal Notice.

1.3	Repayment Terms.

(a
The Borrower will pay interest on any principal amounts outstanding under the Facility No. 1 on October 31, 2012, and then on the last day of each month thereafter until payment in full of any principal outstanding under the Facility No. 1.

(b)
The Borrower will repay in full any principal, interest or other charges outstanding under the Facility No. 1 no later than the Facility No. 1 Expiration Date.  Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date,

1.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate plus 1.75 percentage point(s).

(b)
The BBA LIBOR Daily Floating Rate is a fluctuating rate of interest which can change on each banking day.  The rate will be adjusted on each banking day to equal the British Bankers Association LIBOR Rate (“BBA LIBOR”) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date.  The Bank will use the BBA LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank.  A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

1.5    Optional Interest Rates.  Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during Interest periods agreed to by the Bank end the Borrower.  The optional interest rates shall be subject to the terms and conditions described later in this Agreement.  Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rates are available:

(a)    The LIBOR Rate plus 1.75 percentage point(s).

2.    OPTIONAL INTEREST RATES

2.1    Optional Rates.  Each optional Interest rate is a rate per year.  Interest will be paid on any principal amounts outstanding under the Facility No. 1 on October 31, 2012, and then on the same day of each month thereafter until payment in full of any principal outstanding under the Facility No. 1.  No Portion will be converted to a different interest rate during the applicable Interest period.  Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional Interest rates for Interest periods commencing after the default occurs.  At the end of each interest period, the Interest rate will revert to the rate stated in the paragraph(s) entitled “Interest Rate” above, unless the Borrower has designated another optional Interest rate for the Portion.

2.2    LIBOR Rate.  The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)
The Interest period during which the LIBOR Rate will be in effect will be one month, two months or three months.  The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”).  The last day of the Interest period and the actual number of days during the Interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)	Each LIBOR Rate portion will be for an amount not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).

(c)	The “LIBOR Rate” means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =  London Inter-Bank Offered Rate
(1.00 = Reserve Percentage)

Where,

(i)
“London Inter-Bank Offered Rate” means for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m., London time two (2) London Banking Days before the commencement of the interest period for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such Interest period.  If such rate is not available at such time for any reason then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.  A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(ii)
“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent.  The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d)
The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Eastern time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.  For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e)	The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)	Dollar deposits in the principal amount, and for periods equal to the Interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)    The LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(f)
Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below.  A “prepayment’ is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g)
The prepayment fee is Intended to compensate the Bank for the funding costs of the prepaid credit, if any.  The prepayment fee will be determined by calculating the funding costs incurred by the Bank, used on the cost of funds at the time the interest rate was fixed, and subtracting the interest income which can be earned by the Bank by reinvesting the prepaid funds at the Reinvestment Rate.  The calculation is defined more fully below.

(h)
The “Fixed interest Rate Period” is the period during which the interest rate in effect at the time of the prepayment does not change, if the Fixed Interest Rate Period does not extend for the entire remaining life of the credit, then the following rules will apply:

(i)
For any portion of the prepaid principal for which the scheduled payment date is after the end of the Fixed Interest Rate Period, the prepayment fee for that portion shall be calculated based only on the period through the end of the Fixed Interest Rate Period, as described below.

(ii)	If a prepayment is made on a date on which the interest rate resets, then there will be no prepayment fee.

(i)
The prepayment fee calculation is made separately for each Prepaid Installment.  A “Prepaid Installment is the amount of the prepaid principal that would have been due on a particular scheduled payment date (the “Scheduled Payment Date”).  However, as explained in the preceding paragraph, all amounts of the credit which would have been paid after the end of the Fixed interest Rate Period shall be considered a single Prepaid Installment with a Scheduled Payment Date (for the purposes of this calculation) equal to the last day of the Fixed Interest Rate Period.

(j)	The prepayment fee for a particular Prepaid Installment will be calculated as follows:

(i)
Calculate the monthly interest payments that would have accrued on the Prepaid installment through the applicable Scheduled Payment Date, if the prepayment had not been made.  The interest payments will be calculated using the Original Cost of Funds Rate.

(ii)	Next, calculate the monthly interest income which could be earned on the Prepaid Installment if it were reinvested by the Bank at the Reinvestment Rate through the Scheduled Payment Date.

(iii)	Calculate the monthly differences of the amounts calculated in (i) minus the amounts calculated in (ii).

(iv)
If the remaining term of the Fixed Interest Rate Period is greater than one year, calculate the present value of the amounts calculated in (iii), using the Reinvestment Rate.  The result of the present value calculation is the prepayment fee for the Prepaid Installment.

(k)	Finally, the prepayment fees for all of the Prepaid Installments are added together. The sum, if greater than zero, is the total prepayment fee due to the Bank.

(l)	The following definitions will apply to the calculation of the prepayment fee:

(i)
“Original Cost of Funds Rate” means the fixed interest rate per annum, determined solely by the Bank, at which the Bank would be able to borrow funds in the bank Funding Markets for the duration of the Fixed Interest Rate Period in the amount of the prepaid principal and with a term, interest payment frequency, and principal repayment schedule matching the prepaid principal

(ii)
“Bank Funding Markets” means one or more wholesale funding markets available to the Bank, including the LIBOR, Eurodollar, and SWAP markets as applicable and available, or such other appropriate money market as determined by the Bank in its sole discretion.

(iii)
“Reinvestment Rate” means the fixed rate per annum, determined solely by the Bank, as the rate at which the Bank would be able to reinvest funds in the amount of the Prepaid Installment in the Bank Funding Markets on the date of prepayment for a period of time approximating the period starting on the date of prepayment and ending on the Scheduled Payment Date.

(m)
The Original Cost of Funds Rate and the Reinvestment Rate are the Bank’s estimates only and the Bank is under no obligation to actually purchase or match funds for any transaction or reinvest any prepayment.  The Bank may adjust the Original Cost of Funds Rate and the Reinvestment Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount.  The rates shall include adjustment for reserve requirements, federal deposit insurance and any other similar adjustment which the Bank deems appropriate.  These rates are not fixed by or related in any way to any rate the Bank quotes or pays for deposits accepted through its branch system.

3.    FEES AND EXPENSES

3.1    Fees.

(a)
Late Fee.  To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late; provided ‘that such late fee shall be reduced to three percent (3%) of any required principal and interest payment that is not paid within fifteen (15) days of the date it is due the loan is secured by a first or subordinate lien on real property consisting of four or fewer separate households.  The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

4.    DISBURSEMENTS, PAYMENTS AND COSTS

4.1    Disbursements and Payments.

(a)
Each payment by the Borrower will be made in U.S. Dollars and immediately available funds, without setoff or counterclaim.  Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower.  For payments not made by direct debit, payments will be made by mail to the address shown on the Borrowers statement, or by such other method as may be permitted by the Bank.

(b)
The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of authorized signers (each an “Authorized Individual”),

(c)
For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit.  If there are insufficient immediately available funds in the deposit account on the date the Bank enters such debit authorized by this Agreement, the Bank may reverse the debit.

(d)
Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)
Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will send to the Borrower a statement of the amounts that will be due on that Due Data (the “Billed Amount”).  The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.  If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i)
If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy.  The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding.  The Bank will not pay the Borrower interest on any overpayment

4.2    Borrower’s Instructions.

(a)
The Bank may honor instructions for advances or repayments or for the designation of optional interest rates given, or purported to be given, by any one of the Authorized individuals.  Such instructions may be given in writing or by telephone, telefax or internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.  The Bank’s obligation to act on such instructions is subject to the terms, conditions and procedures stated elsewhere in this Agreement.

(b)
Except as specified elsewhere in this Agreement or as otherwise agreed between the Bank and the Borrower, advances will be deposited in and repayments will be withdrawn from account number MA-46834434352 owned by the Borrower or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)
The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from instructions the Bank reasonably believes are made by any Authorized Individual, whether such instructions are given in writing or by telephone, telefax or electronic communications (including e-mail, internet and intranet websites).  This paragraph will survive this Agreements termination, and will benefit the Bank and its officers, employees, and agents.

4.3    Direct Debit.

(a)
The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number MA-4634434352 owned by the Borrower or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”).

(b)	The Barrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement.

4.4    Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar Interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5    Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed, This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.6    Default Rate.  Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear Interest at a rate which is 2.0 percentage points) higher than the rate of Interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

5.    CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1
Authorizations.  If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2	Governing Documents. If required by the Bank, a copy of the Borrower’s organizational documents.

5.3	Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

5.4	Insurance. Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

6.    REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties, Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1	Formation. If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other Jurisdiction where organized.

6.2	Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrowers powers, have been duly authorized, and do not conflict with any its organizational papers.

6.3
Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any Instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4	Good Standing. In each state in which the Borrower does business, It is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5	No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6
Financial information.  All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).  If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

6.7
Lawsuits.  There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8
Permits, Franchises.  The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.9
Other Obligations.  The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.10
Tax Matter.  The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

6.11	No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.12	Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

7.    COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1    Use of Proceeds.

(a)    To use the proceeds of Facility No. 1 only for working capital and general corporate purposes.

7.2    Financial Information.  To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time.  The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, end to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)
Within one hundred eighty (180) days of the fiscal year end, the annual financial statements of the Borrower, certified and dated by an authorized financial officer.  These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank, and accompanied by a final certified compliance certificate as described in paragraph (c) below.  The statements shall be prepared on a consolidated basis.

(b)
Within forty-five (45) days after each periods end (including the last period in each fiscal year), quarterly financial statements of the Borrower, certified and dated by an authorized financial officer.                  These financial statements may be company-prepared.  The statements shall be prepared on a consolidated basis.

(c)
Within forty-five (45) days of the end of each quarter (including the last period in each fiscal year), a compliance certificate of the Borrower signed by an authorized financial officer, and setting forth whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Event of Default under this Agreement applicable to the party submitting the information and, if any such Event of Default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

7.3    Minimum Unencumbered Liquid Assets.  To maintain Unencumbered Liquid Assets having an aggregate market value of not less than Twenty Million and 00/100 Dollars (20,000,000.00) plus the amount of any borrowings under the Facility No. 1 Commitment for the period December 31, 2012 and thereafter.

This covenant will be tested quarterly and annually.

“Unencumbered Liquid Assets” means the following assets (excluding assets of any retirement plan) which (i) are not the subject of any lien, pledge, security Interest or other arrangement with any creditor to have his claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the owner of the asset, (ii) are held solely in the name of one or more credit parties subject to this covenant (with no other persons or entities having ownership rights therein).  The Unencumbered Liquid Assets shall be held in a Bank of America depository account.

7.4    Tangible Net Worth.  To maintain on a consolidated basis Tangible Net Worth, for the twelve-month period ending as of each fiscal quarter, equal to at least Twenty Million and 00/100 Dollars ($20,000,000.00) for the period December 31, 2012 and thereafter.

This covenant will be tested quarterly, annually and measured at an all times basis.

“Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles (other than domain names), and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

7.5    Capitalized terms not defined in paragraphs 7.3 and 7.4 shall have the meaning applied to such terms under generally acceptable accounting principles.

7.6    Bank as Principal Depository.  To maintain the Bank or one of its affiliates as its principal depository bank including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.7    Other Debts.  Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank’s written consent, not to be unreasonably withheld, conditioned or delayed.  This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e)	Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted elsewhere in this Agreement.

(f)	Additional unsecured indebtedness not to exceed One Hundred Thousand and 00/100 Dollars ($100,000.00).

7.8    Other Liens.  (i) Not to enter into any agreement with any other creditor wherein Borrower agrees not to create, assume, or allow a security interest or lien to exist on any of its assets; and (ii) not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)	Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b)	Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)	Additional purchase money security interests in assets acquired after the date of this Agreement.

(e)	Liens of carriers, warehousemen, suppliers, or other persons that are possessory in nature arising in the ordinary course of business.

(f)
Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA).

(g)
Leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property and intellectual properly) granted in the ordinary course of Borrower’s business.

(h)
(i) Non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business, and (ii) other licenses of intellectual property that would not result in a legal transfer of title of the licensed property.

(i)	Liens arising from attachments or judgments, orders or decrees in circumstances not constituting an Event of Default under Section 8.9.

7.9    Maintenance of Assets.

(a)	Not to sell, assign, tease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business,

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for ICES than fair market value, or enter into any agreement to do so,

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets,

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

7.10    Investments.  Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for

(a)	Existing Investments disclosed to the Bank in writing,

(b)	Investments in the Borrower’s current subsidiaries.

(c)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower.

(d)
Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business.

(e)	Investments in any of the following:

(i)    certificates of deposit;

(ii)    U.S. treasury bills and other obligations at the federal government

(iii)    readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

7.11    Loans.  Not to make any loans, advances or other extensions of credit to any Individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing.

(b)	Extensions of credit to the Borrower’s current subsidiaries.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(d)
Extensions of credit consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors.

7.12    Change of Management or Ownership.  Not to make any substantial change in the executive roles of Niraj Shah and Steven Conine; not to pause or permit Neel Shah or Steven Conine to change their direct or indirect capital ownership of the Borrower to be lean than a majority ownership interest in Borrower.

7.13    Additional Negative Covenants.  Not to, without the Bank’s written consent, not to be unreasonably withheld, conditioned or delayed:

(a)	Enter into any consolidation, merger, or other combination.

(b)	Engage in any business activities substantially different from the Borrower’s present business.

(c)	Liquidate or dissolve the Borrower’s business.

(d)	Voluntarily suspend the Borrower’s business for more than seven (7) days in any thirty (30) day period.

7.14    Notices to Bank.  To promptly notify the Bank in writing of:

(a)	Any lawsuit over One Million and 00/100 Dollars ($1,000,000.00) against the Borrower or any Obligor.

(b)	Any substantial dispute between any governmental authority and the Borrower or any Obligor.

(c)	Any Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default.

(d)	Any material adverse change in the Borrower’s or any Obligor’s financial condition, operations or properties, or ability to repay the credit.

(e)
Any change in the Borrower’s or any Obligor’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), piece of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

(f)	Any actual contingent liabilities of the Borrower or any Obligor, and any such contingent liabilities which are reasonably foreseeable.

For purposes of this Agreement, “Obligor shall mean any guarantor, or any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

7.15    Insurance.

(a)    General Business Insurance.  To maintain insurance as is usual for the business it is in.

7.16    Compliance with Laws.  To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business.  The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and restrictions.

7.17    ERISA Plans.  Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be titled pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, Capitalized terms in this paragraph shall have the meanings defined within ERISA.

7.18    Books and Records.  To maintain adequate books and records.

7.19    Audits.  To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time.  If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.20    Cooperation.  To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.    DEFAULT AND REMEDIES

If any of the following occur (each, an ‘Event of Default”), the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.  If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement.  In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any Instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an Event of Default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due Immediately.

8.1    Failure to Pay.  The Borrower fails to make a payment under this Agreement when due.

8.2    Other Breach Under Agreement.  A default occurs under any other term or condition of this Agreement not specifically referred to in this Article and such default, if susceptible of cure, remains uncured for 30 days.  This Section 8.2 includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with the financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.  The 30 day cure period shall not apply to financial covenant defaults.

8.3    Other Bank Agreements.  Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrowers related entities or affiliates has with the Bank or any affiliate of the Bank and such default remains uncured beyond any applicable grace or cure period.

8.4    Cross-default.  Any default occurs under any agreement in connection with any credit in excess of $250,000.00 that the Borrower (or any Obligor) or any of the Borrowers related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower’s related entitles or affiliates has guaranteed.

8.5    False Information.  The Borrower or any Obligor has given the Bank false or misleading information or representations.

8.6    Bankruptcy.  The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor flies a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, and such petition has not been dismissed or stayed within sixty (60) days of such filing, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

8.7    Receivers.  A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

8.8    Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

8.9    Judgments.  Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million and 00/100 Dollars ($1,000,000.00) or more in excess of any insurance coverage.

8.10    Material Adverse Change.  A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

8.11    Government Action.  Any government authority takes action that the Bank believes materially adversely affects the borrowers or any Obligors financial condition or ability to repay.

8.12    ERISA Plans.  Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower;

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

9.    ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1    GAAP.  Except as otherwise stated in this Agreement, all financial Information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2    Governing Law.  This Agreement is governed by and shall be interpreted according to federal law and the laws of Massachusetts.  If state or local law and federal law are Inconsistent, or if state or local law is preempted by federal law, federal law governs.  If the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

9.3    Successors and Assigns.  This Agreement is binding on the Borrowers and the Banks successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent, not to be unreasonably withheld, conditioned or delayed.  The Bank may sell participations in or assign this loan, and may exchange information about the

Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4    Dispute Resolution Provision.  This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.”  This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)
This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”).  For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)
At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”).  The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)
Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), end the terms of this Dispute Resolution Provision, in the event of any inconsistency, the terms of this Dispute Resolution Provision shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)
The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator, however, if Claims exceed Five Million Dollars ($5,000,000.00), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the Arbitrator(s), upon a showing of good cause, may extend the commencement or the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any Court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)
The arbitrator(s) will give effect to statutes of limitation in determining any Claim and shall dismiss the arbitration if the Claim is barred under the applicable statutes of limitation.  For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision.  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement

(f)
This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to setoff; (ii) initiate judicial or non-Judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)
Any arbitration or court trial (whether before a Judge or jury) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”).  The Class Action Waiver precludes any party from participating in or being represented in any class or representative action regarding a Claim.  Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator.  The parties to this agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims.  If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)
By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

9.5    Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

9.6    Attorneys’ Fees.  The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement and in connection with any amendment, waiver, “workout” or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.  As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

9.7    Set-Off,

(a)
In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank or its affiliates against any and all Obligations owing to the Bank.  The set-off may be made irrespective of whether or not the Bank shall have made demand under this

Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits and without regard for the availability or adequacy of other collateral.  Any Deposits may be converted, sold or otherwise liquidated at prevailing market prices in order to effect such set-off.

(b)
The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by few.  The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall net effect the validity of such set-off and application.

(c)
For the purposes of this paragraph, “Deposits” means any deposits (genera] or special, time or demand, provisional or final, individual or Joint) as well as any money, instruments, securities, credits, claims, demands, income or other property, rights or interests owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank or its affiliates.  “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor, TO THE EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS PRIOR TO EXERCISING ITS RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS ARE HEREBY VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVED.

9.8    One Agreement.  This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are Intended by the Bank and the Borrower as the final, complete end exclusive statement of the terms agreed to by them.

In the event of any Conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a “promissory note’ or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

9.9    Waiver of Confidentiality.  The Borrower authorizes the Bank to discuss the Borrower’s financial affairs and business operations with any accountants or auditors employed by the Borrower, and authorizes such parties to discuss to the Bank such financial and business Information or reports (including management letters) concerning the Borrower as the Bank may request.

9.10    Indemnification.  The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit.  This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel).  This indemnity extends to the Bank, its parent, subsidiaries, affiliates and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower’s obligations to the Bank.  All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

9.11    Notices.  Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature pages, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mall, first class, postage prepaid, (if) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered,

9.12    Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.13    Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.  Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

9.14    Borrower Information; Reporting to Credit Bureaus.  The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrowers credit references, verify employment, and obtain credit reports.  The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

9.15    Amendment and Restatement of Prior Agreement.  This Agreement is an amendment and restatement, in its entirety, of the Loan Agreement entered into as of October 12, 2010, between the Bank and CSN Stores LLC, now known as Wayfair LLC, and any indebtedness outstanding thereunder shall be deemed to be outstanding under this Agreement.  Nothing in this Agreement shall be deemed to be a repayment or novation of the indebtedness, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

9.16    Limitation of Interest and Other Charges.  If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of Interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.  As used herein, the term “applicable laws shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Bank:

Bank of America, NA,

By:	/s/ CHRISTOPHER P. BUSCONI
Christopher P. Busconi, Senior Vice President

Borrower:

WAYFAIR LLC

By:	/s/ NICHOLAS C. MALONE	(Seal)
Nicholas C. Malone, Chief Financial Officer

Witness

Address where notices to WAYFAIR LLC are to be sent 177 Huntington Ave Boston, MA 02115 Telephone: (617) 532-6100 Email: legal@wayfair.com	Address where notices to the Bank are to be sent Doc Retention-CF CT2-515-BB-03 70 Batterson Park Road Farmington, CT 06032

Federal law requires Bank of America, N.A. (the “Bank”), to provide the following notice.  The notice is not part of the foregoing agreement or instrument and may not be altered.  Please read the notice carefully.

(1)    USA PATRIOT ACT NOTICE

Federal law requires all financial Institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity or the Borrower, guarantors or other related persons.

AMENDMENT NO. 1 TO LOAN AGREEMENT

This Amendment No. 1 (the “Amendment”) dated as of October 29, 2013, is between Bank of America, N.A. (the “Bank”) and Wayfair LLC (the “Borrower”).

RECITALS

(A)    The Bank and the Borrower entered into a certain Loan Agreement dated as of October 29, 2012 (together with any previous amendments, the “Agreement”).  The current commitment amount of Facility No. 1 is Ten Million and 00/100 Dollars ($10,000,000.00) and the current commitment amount under the Card Program is Fifteen Million and 00/100 Dollars ($15,000,000.00).

(B)    The Bank and the Borrower desire to amend the Agreement.

AGREEMENT

1.    Definitions.  Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.    Amendments.  The Agreement is hereby amended as follows:

2.1.    Paragraph 1.1 is hereby amended to read in its entirety as follows:

1.1    Line of Credit Amount.

(a)
During the availability period described below, the Bank will provide a line of credit to the Borrower (“Facility No. 1”).  The amount of the Facility No. 1 commitment (the Facility No. 1  Commitment”) is Ten Million and 00/100 Dollars ($10,000,000.00).  As of the date hereof, FIA Services, Inc. has agreed to provide a card program to the Borrower (“Card Program”) in the amount of Fifteen Million and 00/100 Dollars ($15,000,000.00).  In no event shall the Facility No. 1 Commitment together with the commitment under the Card Program exceed at any time Twenty Five Million and 00/100 Dollars ($25,000,000.00).

(b)
The Facility No. 1 is a revolving line of credit.  During the availability period, the Borrower may repay principal amounts and reborrow them subject to the maximum amount limitations set forth in paragraph (a) above.

(c)
The Borrower agrees not to permit the principal balance outstanding under Facility No. 1 to exceed the Facility No. 1 Commitment as such commitment maybe reduced from time to time by the Card Program.  If the Borrower exceeds the applicable limitation, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

2.2    In Paragraph 1.2, the date “October 28,2013” is changed to “October 28, 2014”.

3.    Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that:  (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and

(d) if the Borrower is a business entity or a trust, this Amendment is within the Borrower’s powers, has been duly authorized, and does not conflict with any of the Borrower’s organizational papers.

4.    Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

4.1    If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery, and performance by the Borrower and/or such guarantor of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

5.    Effect of Amendment.  Except as provided in this Amendment, all of the terms and conditions of the Agreement, including but not limited to the Dispute Resolution Provision, shall remain in full force and effect.

6.    Counterparts.  This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

7.    FINAL AGREEMENT.  BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT:  (A) THIS DOCUMENT REPRESENTS THE ANAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF,(B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

The parties executed this Amendment as of the date stated at the beginning of this Amendment, intending to create an instrument executed under seal.

Bank of America, N.A.

By:	/s/ CHRISTOPHER P. BUSCONI
Christopher P. Busconi, Senior Vice President

BORROWER(S):

Wayfair LLC

By:	/s/ NICHOLAS C. MALONE
Nicholas C. Malone, Chief Administrative Officer

Witness

AMENDMENT NO. 1 TO LOAN AGREEMENT

This Amendment No.1 (the “Amendment”) dated as of June 6, 2014, is between Bank of America, N.A. (the “Bank”) and Wayfair LLC (the “Borrower”).

RECITALS

A. The Bank and the Borrower entered into a certain Loan Agreement dated as of October 29, 2012 (together with any previous amendments, the “Agreement”). The current commitment amount of Facility No. 1 is $10,000,000.00.

B. The Bank and the Borrower desire to amend the Agreement.

AGREEMENT

1.  Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2. Amendments.  The Agreement is hereby amended as follows:

2.1  In Paragraph 1.2, the date “October 28, 2014” is changed to “July 31, 2015”.

2.2  The following Paragraph 1.6 is hereby added:

1.6    Letters of Credit.

(a)    As a subfacility under the Line of Credit, during the availability period, the Bank agrees from time to time to issue or cause an affiliate to issue Commercial and Standby letters of credit for the account of the Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate drawn and undrawn amount of all outstanding Letters of Credit shall not at any time exceed Two Million and 00/100 Dollars ($2,000,000.00) for commercial letters  of credit and Five Million and 00/100 Dollars ($5,000,000.00) for standby letters of credit. The form and substance of each Letter of Credit shall be subject to approval by the Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by the Borrower; provided however, that no Letter of Credit shall have an expiration date more than one hundred eighty (180) days beyond the Facility No. 1 Expiration Date. Standby letters of credit may include a provision providing that their expiry date will automatically be extended each year for an additional one year period unless the Bank delivers written notice to the contrary. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and

Ref#:1001587768 :- Wayfair LLC
Amendment to Loan Agreement

such amount shall not be available for borrowings. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by the Bank in connection with the issuance of Letters of Credit. At the option of the Bank, any drawing paid under a Letter of Credit may be deemed an advance under the Line of Credit and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then the Borrower shall immediately pay to the Bank the full amount drawn, together with interest from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event the Borrower agrees that the Bank, in its sole discretion, may debit any account maintained by the Borrower with the Bank for the amount of any such drawing. The Borrower agrees to deposit in a cash collateral account with the Bank an amount equal to the aggregate outstanding undrawn face amount of all letters of credit which remain outstanding on the Facility No. 1 Expiration Date. The Borrower grants a security interest in such cash collateral account to the Bank. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such letters of credit and to the obligations and liabilities of the Borrower to the Bank, in such order of application as the Bank may in its sole discretion elect.

(b)    The Borrower shall pay the Bank a non-refundable fee equal to 1.25% per annum of the outstanding undrawn amount of each Standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at the Bank’s option, the amount of the fee shall be increased to 2.25% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower. As it relates to Commercial letters of credit, standard bank pricing rates apply.

2.3 Any reference in the Agreement to the “British Bankers Association LIBOR Rate” is amended to read as follows:  “the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank).”

3. Representations and Warranties.  When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that:  (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) if the Borrower is a business entity or a trust, this Amendment is within the Borrower’s powers, has been duly authorized, and does not conflict with any of the Borrower’s organizational papers.

4. Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

4.1 If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery, and performance by the Borrower and/or such guarantor of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

5.  Effect of Amendment.  Except as provided in this Amendment, all of the terms and conditions of the Agreement, including but not limited to the Dispute Resolution Provision, shall remain in full force and effect.

6. Counterparts.  This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

7.  FINAL AGREEMENT.  BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MAITER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LEITER, TERM SHEET OR OTHER WRIITEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MAITER HEREOF, UNLESS SUCH COMMITMENT LEITER, TERM SHEET OR OTHER WRIITEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

The parties executed this Amendment as of the date stated at the beginning of this Amendment, intending to create an instrument executed under seal.

Bank of America, N.A.

By:	/s/ CHRISTOPHER P. BUSCONI
Christopher Busconi, Senior Vice President

BORROWER(S):

Wayfair LLC

By:	/s/ NICHOLAS C. MALONE	(Seal)
Nicholas C. Malone, Chief Financial Officer

Witness

Printed or Typed Name

AMENDMENT NO. 3 TO LOAN AGREEMENT

This Amendment No. 3 (the "Amendment") dated as of July 3, 2015, is between Bank of America, N.A. (the "Bank") and Wayfair LLC (the "Borrower").

RECITALS

A. The Bank and the Borrower entered into a certain Loan Agreement dated as of October 29, 2012 (together with any previous amendments, the "Agreement"). The current commitment amount of Facility No. 1 is
$10,000,000.00.

B. The Bank and the Borrower desire to amend the Agreement.

C. The Bank and the Borrower previously entered into a certain Amendment No. 1 to Loan Agreement dated as of June 6, 2014 which should have been numbered Amendment No. 2. Amendment No. 1 dated June 6,
2014 is hereby corrected to read “Amendment No. 2 to Loan Agreement.

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2. Amendments. The Agreement is hereby amended as follows:

2.1 Paragraph 1.1 is hereby amended to read in its entirety as follows:

1.1    Line of Credit Amount and Card Program Amount.

(a)
Line of Credit. During the availability period described in Paragraph 1.2, the Bank will provide a line of credit to the Borrower (the “Line of Credit”). The maximum amount of the Line of Credit (the "Facility No. 1 Commitment") is Ten Million and 00/100 Dollars ($10,000,000.00).

(b)	Card Program Amount. As of the date hereof, the Bank has agreed to provide a card program to the Borrower (“Card Program”) in the amount indicated for each period set forth below:

Period	Amount

From the date of this Amendment until September 30, 2015 $	$25,000,000.00

From October 1, 2015 until February 28, 2016	$35,000,000.00

From March 1, 2016 until the Facility No. 1 Expiration Date	$25,000,000.00

The terms and conditions of the Card Program, including the terms governing the availability and termination of credit are set forth in the Card Program documentation.

(c)	Maximum Credit Exposure under Line of Credit and Card Program: In no event shall the Facility No. 1 Commitment together with the commitment under the Card Program exceed at any time:

Period	Amount

From the date of this Amendment until September 30, 2015	$35,000,000.00

From October 1, 2015 until February 28, 2016	$45,000,000.00

From March 1, 2016 until the Facility No. 1 Expiration Date	$35,000,000.00

(d)
The Facility No. 1 Commitment is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them subject to the maximum amount limitations set forth in paragraphs (a) and (c) above.

(e)
The Borrower agrees not to permit the principal balance outstanding under the Line of Credit to exceed the Facility No. 1 Commitment as such commitment may be reduced from time to time by the Card Program. If the Borrower exceeds the applicable limitation, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand

2.2 In Paragraph 1.2, entitled Availability Period, the date "July 31, 2015" is changed to "July 31,
2016".

2.3 Paragraph 6.10, entitled Tax Matters, is hereby deleted in its entirety.

2.4 Paragraph 7.2 is hereby amended to read in its entirety as follows:

7.2    Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)
Within 60 days of the fiscal year end, the annual financial statements of the Borrower, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(b)	Copies of the Form 10-K Annual Report for the Borrower within 120 days after the date of filing with the Securities and Exchange Commission. The statements shall be prepared on a consolidated basis.

(c)	Copies of the Form 10-Q Quarterly Report for the Borrower within 45 days after the date of filing with the Securities and Exchange Commission. The statements shall be prepared on a consolidated basis.

(d)    Within 60 days of the end of each fiscal year and within 45 days of the end of each quarter
(including the last quarter in each fiscal year), a compliance certificate of the Borrower,

signed by an authorized financial officer and setting forth (i) the information and computations
(in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto. The statements shall be prepared on a consolidated basis.

2.5 In Paragraph 7.7 (f), the amount "$100,000.00" is changed to "$1,000,000.00".

2.6 Paragraph 7.7 (g) Other Debts is hereby added:

(g)    Any commercial leases for additional warehouse or office space.

2.7 Paragraph 7.9 (a) is hereby amended to read in its entirety as follows:

7.9    Maintenance of Assets.

(a)    Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in an aggregate amount not exceeding Three Million and 00/100
Dollars ($3,000,000.00) in any fiscal year.

2.8 The requirements of paragraph 7.10 shall not apply to investments made by the Borrower in accordance with its written investment policy

2.9 Paragraph 7.12, entitled Change of Management or Ownership, is hereby deleted in its entirety.

2.10 Paragraph 7.13(a) is hereby amended to read in its entirety as follows:

7.13    Additional Negative Covenants

(a)	Enter into any consolidation, merger, or other combination. These requirements shall not restrict the Borrower from completing an acquisition of stock or assets otherwise permitted hereunder.

2.11 Paragraph 7.13 (b), is hereby deleted in its entirety.

2.12 Paragraph 7.14 (a) and (e) is hereby amended to read in its entirety as follows:

7.14    Notices to Bank

(a)	Any dispute over Ten Million and 00/100 Dollars ($10,000,000.00) between any governmental authority and the Borrower or any Obligor.

(e)
Any change in the Borrower’s or any Obligor’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), piece of business, or chief executive office if the Borrower or any Obligor has more than one place of business; provided however, that the foregoing requirement shall not apply (i) to any such change that does not materially affect Borrower’s obligations hereunder, and (ii) in any event, to the corporate reorganization completed by the Borrower in connection with its initial public offering in October 2014.
2.13 Any reference in the Agreement to the “British Bankers Association LIBOR Rate” is amended to read as follows: “the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank).”
3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) if the Borrower is a business entity or a trust, this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers.

4. Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

4.1 If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery, and performance by the Borrower and/or such guarantor of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

4.2 Certificate of Limited Liability Company - Authorization to Borrow executed by the Borrower.

4.3 Guaranty executed by Wayfair Inc.

4.4 Resolutions Authorizing Execution of Guaranty executed by Wayfair Inc.
5. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the
Agreement, including but not limited to the Dispute Resolution Provision, shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

7. FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.
The parties executed this Amendment as of the date stated at the beginning of this Amendment, intending to create an instrument executed under seal.

Bank of America, N.A.

By: /s/ DEBORAH LAWRENCE-SWALLOW
Deborah Lawrence-Swallow, Senior Vice President

BORROWER(S):

Wayfair LLC

By: /s/ NICHOLAS C. MALONE (Seal)
Nicholas C. Malone, Chief Administrative Officer and Treasurer

CONSENT AND REAFFIRMATION
OF GUARANTORS

Each of the undersigned, as a guarantor of the Borrower’s obligations to the Bank under the Agreement, hereby (i) acknowledges and consents to the foregoing Amendment, (ii) reaffirms its obligations under its respective guaranty in favor of the Bank and under any agreement under which it has granted to the Bank a lien or security interest in any of its real or personal property, and (iii) confirms that such guaranty and other agreements, including but not limited to the Dispute Resolution Provision, remain in full force and effect, without defense, offset, or counterclaim. (Capitalized terms used herein shall have the meanings specified in the foregoing Amendment.)

Although each of the undersigned has been informed of the terms of the Amendment, each understands and agrees that the Bank has no duty to so notify it or any other guarantor or to seek this or any future acknowledgment, consent or reaffirmation, and nothing contained herein shall create or imply any such duty as to any transactions, past or future.

Dated as of July 3, 2015. GUARANTOR(S): Wayfair Inc.
By: _/s/ NICHOLAS C. MALONE_(Seal)
Nicholas C. Malone, Chief Administrative Officer and Treasurer